May 5, 2011

Cytori Provides Update on Product Pipeline Developments and Reports First Quarter Results

San Diego – Cytori Therapeutics, Inc. (NASDAQ: CYTX) provides a quarterly update on its development pipeline and reports financial results for the first quarter of 2011.

Cytori is developing and commercializing unique devices designed to address multiple therapeutic areas, with an initial focus on cardiovascular disease, breast reconstruction and aesthetics. More than 3,000 patients are estimated to have been treated worldwide with the Company’s products and there are now 162 revenue-generating units across 29 countries. Some specific accomplishments during the first quarter and year-to-date include:

•	Secured an expedited process with onsite review for obtaining chronic myocardial ischemia indications-for-use in Europe;

•	Initiated the ADVANCE pivotal European heart attack study, with the first site now enrolling and treating;

•	Reported top-line 12-month results from RESTORE 2 showing sustained high levels of patient and physician satisfaction;

•	Expanded efforts to obtain European healthcare system coverage for breast reconstruction;

•	Submitted multiple 510(k) applications to the FDA;

•	Initiated preparations for a pre-IDE meeting with the FDA for a US chronic myocardial ischemia clinical trial;

•	Hired an experienced leader as Executive VP of Marketing and Sales, Clyde Shores, to lead global commercialization efforts; and

•	Elected Tommy Thompson, former governor and HHS Secretary, to the Board of Directors and named Lloyd Dean as Chairman.

“We are building our organization for long-term growth,” said Christopher J. Calhoun, chief executive officer of Cytori. “Our cardiovascular disease pipeline is accelerating with a European marketing application under review, a pivotal clinical trial is treating patients, and US cardiac clinical trial preparations are in process. Regulatory claims, clinical data and reimbursement progress are now coming together to support our drive for accelerated sales growth for reconstructive surgery and aesthetics. Upcoming milestones include announcing 18-month APOLLO outcomes and complete RESTORE 2 data, Celution® One approval in Europe, US regulatory clearance and accelerating revenue growth year over year.”

Financials:

Total revenues for the first quarter of 2011 were $2.6 million compared to $4.4 million in the first quarter of 2010, including $1.4 million and $2.3 million in product sales in 2011 and 2010, respectively. During the first quarter of 2011, Cytori recognized $1.2 million in development revenues related to the Olympus-Cytori Joint Venture associated with the achievement of commencing manufacturing for the Celution® One System, as compared to $2.1 million in the first quarter 2010.

Quarterly revenue and gross margin variability is expected at this stage. First quarter 2011 revenues in particular were affected by the events in Japan. Notably, 72% of first quarter 2010 sales came from Japan and included a StemSource® Cell Bank. By comparison, 30% of product sales in the first quarter of 2011 came from Japan and there was no corresponding bank sale. In contrast, both European and US revenues in the first quarter grew substantially year over year. For 2011, the Company’s guidance for accelerated revenue growth remains unchanged.

Cytori ended the first quarter of 2011 with 162 revenue generating units compared to 149 reported at year end 2010. The Company shipped 241 consumables, including 131 reorders, during the first quarter of 2011. This compares to 342 consumables shipped, including 261 re-orders in the first quarter of 2010 and 437 consumables shipped, including 350 reorders in the fourth quarter of 2010. In addition, Cytori fulfilled orders for 843 PureGraft™ units in the first quarter.

Total operating expenses before non-cash items of change in fair value of warrants and options liabilities were approximately $9.8 million, compared to $9.6 million in the fourth quarter of 2010 and $7.5 million in the first quarter of 2010. First quarter expenses included costs associated with the initiation of the ADVANCE trial, and cash was used for the purchase of Celution® One devices to be installed at trial centers, a stocking order for the proprietary Celase® reagent, and a substantial pay down of accounts payable.

Cytori ended the quarter with $42.6 million in cash and cash equivalents, plus $1.8 million in accounts receivable. Subsequent to the end of the quarter, Cytori added $1.6 million of cash from the exercise of warrants.

Conference Call Information and Shareholder Letter

Cytori will host a conference call and question and answer session at 5:00 p.m. Eastern Time today to further discuss these results. The audio webcast of the conference call may be accessed under "Webcasts" in the Investor Relations section of Cytori's website (www.cytori.com). The webcast will be available live and by replay two hours after the call and archived for one year. More information on our commercial and clinical progress is posted online in the 'May 2011 Shareholder Letter' at http://ir.cytoritx.com.

About Cytori

Cytori is a leader in providing patients and physicians around the world with medical technologies that harness the potential of adult regenerative cells from adipose tissue. The Celution® System family of medical devices and instruments is being sold into the European and Asian cosmetic and reconstructive surgery markets but is not yet available in the United States. Our StemSource® product line is sold globally for cell banking and research applications. Our PureGraft™ products are available in North America and Europe for fat grafting procedures. www.cytori.com

 Cautionary Statement Regarding Forward-Looking Statements

This press release includes forward-looking statements regarding events, trends and business prospects, which may affect our future operating results and financial position. Such statements, including, but not limited to, those regarding our belief in our ability to continue to accelerate sales and revenue growth, continue progress in development of our cardiovascular disease pipeline, continue progress in achieving expanded indications-for-use in Europe of Celution® System in chronic myocardial ischemia, achieve product reimbursement for breast reconstruction  in Europe, address multiple therapeutic areas with our device, our efforts to commence a  U.S. chronic myocardial ischemia clinical study, the future launch of the Celution® One system in Europe, and our efforts to strengthen our global sales and marketing team, are all subject to risks and uncertainties that could cause our actual results and financial position to differ materially. Some of these risks and uncertainties include, but are not limited to, risks related to our history of operating losses, the need for further financing and our ability to access the necessary additional capital for our business, the quality and effectiveness of our products, the effectiveness of our regulatory and sales and marketing programs, the quality and acceptance of our clinical data, dependence on third party performance and the risk of natural disasters and other occurrences that may disrupt the normal business cycles in areas of our global operations, as well as other risks and uncertainties described under the "Risk Factors" section in Cytori's Securities and Exchange Commission Filings on Form 10-K and Form 10-Q. We assume no responsibility to update or revise any forward-looking statements to reflect events, trends or circumstances after the date they are made.

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CONTACT:
Tom Baker
tbaker@cytori.com
858.875.5258

Consolidated Condensed Balance Sheet
(Unaudited)

	As of March 31, 2011	As of December 31, 2010
Assets
Current assets:
Cash and cash equivalents	$42,647,000	$52,668,000
Accounts receivable, net of reserves of $378,000 and $306,000 in 2011 and 2010, respectively	1,774,000	2,073,000
Inventories, net	3,552,000	3,378,000
Other current assets	964,000	834,000

Total current assets	48,937,000	58,953,000

Property and equipment, net	1,773,000	1,684,000
Restricted cash and cash equivalents	350,000	350,000
Investment in joint venture	413,000	459,000
Other assets	1,488,000	566,000
Intangibles, net	358,000	413,000
Goodwill	3,922,000	3,922,000

Total assets	$57,241,000	$66,347,000

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$5,916,000	$6,770,000
Current portion of long-term obligations	8,724,000	6,453,000

Total current liabilities	14,640,000	13,223,000

Deferred revenues, related party	4,281,000	5,512,000
Deferred revenues	4,919,000	4,929,000
Warrant liability	8,458,000	4,987,000
Option liability	880,000	1,170,000
Long-term deferred rent	386,000	398,000
Long-term obligations, net of discount, less current portion	11,321,000	13,255,000

Total liabilities	44,885,000	43,474,000

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized; -0- shares issued and outstanding in 2011 and 2010	-	-
Common stock, $0.001 par value; 95,000,000 shares authorized; 52,134,367 and 51,955,265 shares issued and 52,134,367 and 51,955,265 shares outstanding in 2011 and 2010, respectively	52,000	52,000
Additional paid-in capital	234,374,000	232,819,000
Accumulated deficit	(222,070,000)	(209,998,000)

Total stockholders’ equity	12,356,000	22,873,000

Total liabilities and stockholders’ equity	$57,241,000	$66,347,000

Consolidated Condensed Statements of Operations and Comprehensive Loss
(Unaudited)

	For the Three Months Ended March 31,
	2011	2010

Product revenues:
Related party	$ -	$ -
Third party	1,362,000	2,266,000
	1,362,000	2,266,000

Cost of product revenues	842,000	930,000

Gross profit	520,000	1,336,000

Development revenues:
Development, related party	1,231,000	2,122,000
Research grants and other	4,000	21,000
	1,235,000	2,143,000
Operating expenses:
Research and development	3,047,000	2,245,000
Sales and marketing	3,226,000	1,999,000
General and administrative	3,544,000	3,218,000
Change in fair value of warrants	3,471,000	(2,167,000)
Change in fair value of option liability	(290,000)	260,000

Total operating expenses	12,998,000	5,555,000

Operating loss	(11,243,000)	(2,076,000)

Other income (expense):
Interest income	2,000	1,000
Interest expense	(738,000)	(276,000)
Other expense, net	(47,000)	(75,000)
Equity loss from investment in joint venture	(46,000)	(21,000)

Total other income (expense)	(829,000)	(371,000)

Net loss	$ (12,072,000)	$ (2,447,000)

Basic and diluted net loss per common share	$ (0.23)	$ (0.06)

Basic and diluted weighted average common shares	51,994,708	42,281,381